Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	November 19, 2014
CONTACT:	Larry Hueth
President and Chief Executive Officer
PHONE:	(360) 565-8544

FOR IMMEDIATE RELEASE

 FIRST NORTHWEST BANCORP TO COMMENCE
STOCK OFFERING AS PART OF FIRST FEDERAL OF
PORT ANGELES’ MUTUAL TO STOCK CONVERSION

Port Angeles, Washington, November 19, 2014 — First Federal Savings and Loan Association of Port Angeles (“First Federal”) and its proposed new holding company, First Northwest Bancorp (“First Northwest”), announced today that they have received all required regulatory approvals to commence First Northwest’s stock offering in connection with the proposed conversion of First Federal from the mutual to the stock form of organization.

Larry Hueth, President and Chief Executive Officer of First Northwest and First Federal, said, “The conversion to stock form will enable us to raise capital through the sale of common stock by First Northwest.  This capital will give us the financial strength to better serve our existing customers, support our future growth and expansion, maintain our philanthropic endeavors through the formation and funding of the First Federal Community Foundation, retain and attract qualified personnel and provide our customers with an opportunity to become owners of First Federal, and structure our business in a form that will enable us to have more flexible access to the capital markets in the future.”

First Federal also announced that the registration statement relating to First Northwest’s sale of its common stock has been declared effective by the Securities and Exchange Commission.  First Northwest is offering for sale between 7,820,000 and 10,580,000 shares of common stock at a purchase price of $10.00 per share.  The offering may be increased to up to 12,167,000 shares to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock.  On or about November 25, 2014, offering materials will be mailed to First Federal’s depositors and borrowers eligible to purchase shares in a subscription offering, and proxy solicitation materials will be mailed to its members. The shares will be offered in a subscription offering first to depositors of First Federal with a qualifying deposit as of March 31, 2011, second to certain of First Federal’s tax-qualified employee benefit plans, third to depositors of First Federal with a qualifying deposit as of September 30, 2014, and finally to depositors and borrowers of First Federal as of November 10, 2014.  Shares of common stock that are not subscribed for in the subscription offering will be offered for sale to members of the general public in a community offering, with priority to natural persons residing in Clallam, Jefferson, and Kitsap counties, Washington. The subscription and community offerings are expected to expire at 5:00 p.m., Pacific Time, on December 16, 2014. Any shares not sold in the subscription and community offerings are expected to be sold in a syndicated or firm commitment underwritten offering.

The subscription and community offerings are being managed by Sandler O’Neill & Partners, L.P. on a best efforts basis. All questions concerning the offering or requests for offering materials should be directed to First Federal’s Stock Information Center at (844) 731-2610.  The Stock Information Center will open on Monday, December 1, 2014.

The completion of the conversion and offering is subject to selling a minimum of 7,820,000 shares in the offering, the receipt of all regulatory approvals and the approval of First Federal’s members as of the close of business on November 10, 2014 at a special meeting of members to be held on January 6, 2015.  At the conclusion of the conversion and offering, First Federal will convert from a Washington chartered mutual savings bank to a Washington chartered stock savings bank and will become a wholly-owned subsidiary of First Northwest. First Northwest will be owned by public shareholders.

About First Federal

 First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County.  First Federal also has one loan production office located in Bellingham, Washington.

Disclosures About Forward Looking Statements

This press release contains certain forward-looking statements ” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may.” “continue,” or similar terms or variations on those terms, or the negative of those terms.. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, changes to the real estate and economic environment, particularly in the market areas in which First Federal operates, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which First Northwest and First Federal are engaged.  First Northwest wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Except as required by law, First Northwest does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of First Northwest are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.